Exhibit 99.1

•	Magnolia Oil & Gas Announces Acquisition of WildFire Energy, More than Doubling Giddings Acreage

•	Highly Accretive Acquisition Creates Dominant Eagle Ford/Austin Chalk Position in South Texas By Combining Two High-Quality, Complementary Assets

•	Magnolia’s Differentiated, Proven and Highly Investable Business Model Remains Unchanged

•	Sustainable Asset Quality & Improved Free Cash Flow Supports Immediate 9% Dividend Increase

HOUSTON, TX, July 20, 2026 – Magnolia Oil & Gas Corporation (NYSE: MGY) (“Magnolia” or “the Company”) announced today that the Company has entered into a definitive purchase agreement to acquire WildFire Energy (“WildFire”) for approximately $4.06 billion, inclusive of WildFire’s debt and subject to customary purchase price adjustments (the “Acquisition”). The Acquisition has been unanimously approved by Magnolia’s board of directors.

“The acquisition of the WildFire oil and gas properties and acreage is a natural and strategic fit and most notably, it makes our business better by extending our runway of advantaged profitability and significant free cash flow generation,” said Magnolia’s Chairman, President and CEO Chris Stavros. “This transaction is the culmination of our extensive subsurface understanding, experience, and the demonstration of our proven resource capture in the Giddings field. With more than 1.25 million net acres and upside development opportunities across multiple benches including the Austin Chalk, Eagle Ford and Woodbine, this transaction creates a premier position in South Texas by combining two high-quality and complementary assets near Gulf Coast markets which offer premium pricing for our products. As we are acquiring a large position with similar financial and operating characteristics that we understand well, importantly this allows Magnolia to continue to execute on its differentiated and successful business model.

“The combination of our technical understanding of Giddings and our strong balance sheet put us in a unique position to execute on larger M&A in our own backyard. WildFire is not only a hand in glove fit for Magnolia, but it also offers unmatched benefits while meeting several important characteristics we look for – focused, high-quality assets with concentrated scale, a low capital reinvestment rate providing moderate production growth, high operating margins, and steady free cash flow allowing for consistent and significant shareholder returns. WildFire has a large, low-decline oily PDP base with historic development centered on the Eagle Ford. While there are significant future Eagle Ford development opportunities, our technical teams see extensive future potential in the Austin Chalk with further upside in the Woodbine as well as other appraisal opportunities that should expand on our success in Giddings since 2018.

“Together with the acquired WildFire assets, Magnolia’s adjacent and overlapping acreage creates a larger, contiguous position with additional infrastructure benefits, estimated to provide at least $100 million in cost savings and annual synergies that enhance our free cash flow. We expect the transaction to be immediately and highly accretive to our key per share financial metrics including cash flow, free cash flow and earnings, in addition to enhancing our D&C capital reinvestment rate. Our strong confidence in the high-quality and capability of the WildFire assets and higher free cash flow generation supports improved shareholder returns driving an immediate increase of 9 percent in our quarterly dividend to 18 cents per share, payable in the third quarter of this year. The combination of these two high-quality businesses improves our position for sustained growth, strengthens our financial returns, and increases our dividend-per-share payout capacity, creating improved long-term value for our shareholders.”

Strategic, Operational and Financial Benefits

•	Acquisition Maintains Magnolia’s Differentiated, Proven and Highly Investable Business Model – The transaction supports and reinforces Magnolia’s business model, which is unchanged. On a pro forma basis, the Company plans to limit capital spending to 55 percent of annual adjusted EBITDAX, which is expected to deliver moderate total company and oil production growth on an annual basis with high pre-tax operating margins. Magnolia’s continued disciplined approach toward capital spending should generate consistent and significant amounts of free cash flow, a substantial amount of which will be returned to shareholders. This includes the continued payment of our safe, sustainable and growing dividend and ongoing share repurchases of at least 1 percent of our outstanding shares per quarter. The increase in Magnolia’s debt to execute the transaction should be viewed as temporary as our significant free cash flow generation above the Company’s shareholder return program allows for a swift and steady reduction of leverage and in-line with Magnolia’s conservative financial policy.

•	Strong Fit and Overlap Enhances our Giddings Asset with Unmatched High-Quality Concentration of Scale and Duration – The Acquisition adds approximately 810,000 net acres in Giddings, further strengthening Magnolia’s already significant development inventory in this area. Magnolia’s pro forma position in Giddings now totals more than 1.25 million net acres (1.55+ million gross acres) creating a premier position of concentrated scale and expanding our high-quality resource development opportunities across the Austin Chalk, Eagle Ford and Woodbine formations while allowing for capture of further operational efficiencies.

•	High-Margin, Low-Decline Production – The acquired assets contribute approximately 53,000 Boe/d of production, with an oil weighting of roughly 70 percent with a relatively low and attractive 29 percent base oil decline rate. These oily assets generate strong cash operating margins with access to premium Gulf Coast pricing while enhancing free cash flow generation and lowering our corporate reinvestment rate.

•	Immediately and Highly Accretive to Key Financial Metrics – Magnolia expects the transaction to be immediately and highly accretive to our key per share financial metrics including cash flow, free cash flow and earnings, in addition to enhancing corporate operating margins and our D&C capital reinvestment rate.

•	Meaningful Synergies – The Company expects to realize greater than $100 million in annual synergies and cost savings through development and operational efficiencies, as well as reduced pro forma corporate general and administrative (G&A) expenses. The estimated net present value of these synergies is approximately $700 million. Operational enhancements include longer lateral development, application of Magnolia's extensive subsurface knowledge and drilling and completion expertise, shared facilities and infrastructure, supply chain and logistics pricing, and streamlined field operations that eliminate overlap.

•	Significant Infrastructure Included – Included in the transaction is a sand mine that supplies approximately 80 percent of Magnolia’s annual sand consumption, inclusive of 100 percent of WildFire’s sand requirements together with other third-party sand sales. Additionally, over 500 miles of gas gathering pipelines in Giddings are included in the transaction further benefiting operating margins.

•	Enhanced Free Cash Flow Supports Improved and Consistent Strong Shareholder Returns – Strong free cash flow accretion from the transaction and our confidence in the high-quality and capability of the assets leads to an immediate 9 percent increase in the quarterly dividend to $0.18 per share from $0.165 per share, payable in the third quarter of 2026. In addition to the increase in our regular quarterly dividend, Magnolia will maintain its ongoing program of share repurchases of at least 1 percent of the outstanding shares per quarter.

Magnolia Second Quarter 2026 Operations Update

Magnolia’s second quarter total production averaged 106.1 Mboe/d with oil production of 41.9 Mbo/d. D&C capital for the second quarter was $125 million, and the Company ended the quarter with $296 million of cash on the balance sheet. Based on Magnolia’s strong second quarter production, the Company is increasing its full year 2026 annual production growth guidance (Magnolia standalone) to 6 percent from 5 percent.

Further details on the impact of the Acquisition to Magnolia’s 2026 production and capital spending will be provided after closing, which is expected to occur late in the third quarter of 2026.

Transaction Details

Under the terms of the agreement, the transaction is valued at approximately $4.06 billion. WildFire owners will receive 32.2 million shares of Magnolia’s Class A Common Stock and Magnolia is assuming WildFire’s $600 million of outstanding notes due in 2029. The Company intends to fund the remaining amount through a combination of cash on hand, and a balanced mix of debt and new Common equity. Magnolia has obtained committed financing from JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. and Wells Fargo Bank, N.A. in connection with this transaction and has amended and increased the Company’s secured credit facility to a $2 billion borrowing base and with elected commitments of $1.75 billion contingent upon closing the transaction.

Advisors

In connection with this transaction, Magnolia has retained J.P. Morgan Securities LLC and Moelis & Company LLC as lead financial advisors and Citigroup as a financial advisor. Kirkland & Ellis LLP acted as Magnolia’s legal advisor. WildFire has retained Jefferies LLC as lead financial advisor and BofA Securities, Inc. as a financial advisor. Troutman Pepper Locke acted as WildFire’s legal advisor.

Conference Call

Magnolia Oil & Gas Corporation (NYSE: MGY) will host a conference call and webcast to discuss the transaction on Monday, July 20 at 7:00 a.m. Central Time (8:00 a.m. Eastern Time).

Join the webcast by visiting Magnolia’s website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. Materials related to the transaction will be made available in the Investors section of the website prior to the call. The Company will post a replay of the webcast on its website following the call.

About Magnolia Oil & Gas

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily concentrated in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre-tax operating margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding the consummation of the Acquisition and the transactions contemplated thereby, the expected synergies of the Acquisition, Magnolia’s share repurchase program, Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the expected timetable for completing the Acquisition, the results, effects and benefits of the Acquisition, future opportunities for Magnolia, other plans and expectations with respect to the Acquisition, and the anticipated impact of the Acquisition on Magnolia’s results of operations, financial position, growth opportunities and competitive position; (ii) the market prices of oil, natural gas, natural gas liquids (“NGLs”), and other products or services; (iii) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (iv) the outcome of any legal proceedings that may be instituted against Magnolia; (v) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (vi) legislative, regulatory, or policy changes, including those following the change in presidential administrations; (vii) geopolitical and business conditions in key regions of the world; (viii) cybersecurity threats, including increased use of artificial intelligence technologies; and (ix) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investors

Tom Fitter

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tfitter@mgyoil.com

Media

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